Exhibit 3.52

98 JAN 29 PM 4 20 FILED SECRETARY OF STATE KANSAS
ARTICLES OF INCORPORATION
OF
EVENT 1, INC.

3143 01 01-30-1998 11:39:36
2572212
51 NEW CORPORATION
$75.00
     The undersigned does hereby adopt the following Articles of Incorporation for the purpose of forming a corporation under the Kansas General Corporation Code.
ARTICLE I
     The name of the corporation is Event 1, Inc.
ARTICLE II
     The initial registered office of the corporation in the State of Kansas shall be located at 32 Corporate Woods, Suite 1100, 9225 Indian Creek Parkway, Overland Park, Johnson County, Kansas. The initial resident agent at such address shall be STK Registered Agent, Inc.
ARTICLE III
     The aggregate number of shares which the corporation shall have authority to issue shall be one hundred thousand (l00,000) shares, all of which shall be common stock shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to One hundred Thousand Dollars ($100,000.00).
ARTICLE IV
     The shareholders of the corporation are hereby granted preemptive rights to subscribe to any or all additional issues of stock of the corporation of any or all classes or series thereof, or to any securities of the corporation convertible into the corporation’s stock.
ARTICLE V
     No person serving as a director of the corporation shall have any personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under the provisions of K.S.A. 17-6424 and amendments thereto, or (d) for any transaction from which, the director derived an improper personal benefit.
ARTICLE VI
     The name and mailing address of the incorporator is as follows:

Lawrence A. Swain
12516 Alhambra
Leawood, KS 66209
ARTICLE VII
     The powers of the incorporator shall terminate upon the filing of these Articles of Incorporation, and the name and mailing address of the person who is to serve as director until the first annual meeting of stockholders or until his successor is elected and qualified is:

Mr. John L. Menghini
9700 Commerce Parkway
Lenexa, Kansas 66219
     Thereafter, the number of Directors of the corporation shall be fixed by the By-Laws of the corporation.
ARTICLE VIII
     The purposes for which this corporation is formed are as follows:
     To engage in the business of the development, manufacturing, marketing and sale of promotional and licensed merchandise.
     To engage in any lawful conduct or activity for which corporations may be organized under the Kansas General Corporation Code.
ARTICLE IX
     The By-Laws of the corporation shall be adopted at the first meeting of the Board of Directors of the corporation. Thereafter, the By-Laws of the corporation may be repealed, altered or amended by the stockholder or stockholders at any meeting of the stockholders, regular or special, or by the Board of Directors at any meeting of the Board of Directors.

ARTICLE X
     The corporation reserves the right to amend, alter, modify, change or repeal any provision contained in these Articles of Incorporation, or any amendment of the provisions hereof, in the manner now or hereafter prescribed by statute, and all rights and powers conferred herein on shareholders, directors, and officers are subject to this reserved power; provided, however, that in default of express statutory provision therefor, these Articles of Incorporation may be amended in any respect by a majority vote of the shareholders.
     IN WITNESS WHEREOF, I have hereunto set my hand this 28th day of January, 1998.

/s/ LAWRENCE A. SWAIN
LAWRENCE A. SWAIN

STATE OF MISSOURI	)
) ss.
COUNTY OF JOHNSON	)
     I, Geneva L. Reimer, a Notary Public, hereby certify that on the 28th day of January, 1998, personally appeared before me Lawrence A. Swain, who being by me first duly sworn, acknowledged and declared that he is the person who signed the foregoing document as incorporator and the statements therein contained are true.

/s/ Geneva L. Reimer
Notary Public in and for said
County and State

My Commission Expires:

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